NUMBER
1



SHARES
1,000

First California Financial Group, Inc.

Incorporated Under the Laws of the State of Delaware

Common Stock

This Certifies that National Mercantile Bancorp is the registered holder of **One Thousand (1,000)** Shares

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this* 15th *day of* June *A.D.* 2006

President

Secretary